DUNDEE SECURITIES CORPORATION
UNDERWRITING AGREEMENT

October 23, 2006

Detour Gold Corporation
BCE Place, 161 Bay Street, Suite 2700
Toronto, ON M5J 2S1
Attention:    Mr. Gerald S. Panneton,
                      President and Chief Executive Officer

Dear Sirs:

Re:     Detour Gold Corporation – Private Placement of Subscription Receipts

Dundee Securities Corporation (the “Underwriter”) understands that:

(a)

Detour Gold Corporation (the “Corporation”) has agreed to purchase from Pelangio Mines Inc. (“Pelangio”), pursuant to the asset purchase agreement between the Corporation and Pelangio dated August 21, 2006, as amended September 21, 2006 and October 4, 2006 (the “Purchase Agreement”), Pelangio’s interest owned in the Detour Lake Property (the “Property”), including assets under option to Trade Winds Ventures Inc., all located 140 km northeast of Cochrane, Ontario and covering an area of approximately 90 square miles.

(b)	The Corporation is authorized to issue, among other things, an unlimited number of common shares in the capital of the Corporation without obtaining shareholder approval;

(c)

the Corporation is prepared to issue and sell, and the Underwriter has agreed to purchase itself or to place through other parties, up to 2,500,000 subscription receipts of the Corporation (“Subscription Receipts”) at $2.00 per Subscription Receipt, each Subscription Receipt exercisable for one Common Share for no additional consideration;

(d)	the Closing of the sale of the Subscription Receipts and will be held on or about October 23, 2006;

(e)

the Corporation will use the gross proceeds of the sale of Subscription Receipts under the Offering (defined below) only (i) to make the necessary payments to Pelangio in connection with the Transaction (defined below), including, if necessary, payments on behalf of Pelangio in connection with the Property pursuant to the Purchase Agreement, and to repay the $1,000,000 loan from Hunter Dickinson Inc. to the Corporation plus accrued interest, (ii) to fund incorporation expenses and necessary costs of the Transaction and the Offering and (iii) for general working capital purposes; and

(f)

contemporaneously with the completion of the Offering, the Corporation intends to issue 2,500,000 subscription receipts, in the same form and on the same terms as the Subscription Receipts offered hereunder, entitling the holders to acquire upon exercise thereof 2,500,000 common shares, on a non-brokered private placement basis without any participation of, or any fees payable to, the Underwriter.

This Agreement is subject to terms and conditions as summarized in news releases dated August 22, 2006 and September 22, 2006 and in the Term Sheet attached hereto as Schedule “B”, and the transaction will result in the Property, including assets under option to Trade Winds Ventures Inc., being sold to the Corporation for an aggregate purchase price of $85,000,000, excluding certain work payments described in the Purchase Agreement that the Corporation has agreed to fund. The consideration for the purchase will consist of $5,000,000 in cash and the issue of 20,000,000 treasury shares of the Corporation at a price of $4.00 per share, subject to adjustment in certain circumstances described in the Purchase Agreement. Thereafter, the Corporation intends to complete exploration and development work and make a production decision on the Property after all necessary studies are completed, with the intent of starting commercial production if feasible shortly thereafter.

Based upon the understanding of the Underwriter set out above and upon the terms and subject to the conditions contained hereinafter, upon the acceptance hereof by the Corporation, the Corporation hereby appoints the Underwriter to act as the sole and exclusive Underwriter of the Corporation, and the Underwriter hereby agrees to act as such Underwriter.

The terms and conditions of this Agreement are as follows:

1.	Definitions, Interpretation and Schedules

	(a)	Definitions: Whenever used in this Agreement:

(i)

“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Underwriter herein, including the schedules attached hereto, as amended or supplemented from time to time;

(ii)

“Ancillary Documents” means all agreements, indentures, certificates (including the Subscription Receipt Certificates) and documents executed and delivered, or to be executed and delivered, by the Corporation in connection with the transactions contemplated by this Agreement or the Subscription Agreements and includes the Subscription Agreements;

(iii)	“Business Day” means a day which is not a Saturday, Sunday or a statutory or civic holiday in the City of Toronto, Province of Ontario or the City of Vancouver, Province of British Columbia;

(iv)	“Closing” means the purchase and sale of the Subscription Receipts subscribed for by the Purchasers pursuant to the Subscription Agreements;

(v)

“Closing Date” means the Business Day for which there is a closing of the sale of the Subscription Receipts, which shall be held on October 23, 2006 or such other date as is designated by the Corporation and the Underwriter;

(vi)	“Closing Time” means 12:00 noon (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Underwriter may mutually agree upon in writing;

(vii)	“Common Shares” means the common shares which the Corporation is authorized to issue, including on exercise of the Subscription Receipts, as constituted on the date hereof;

(viii)	“Corporation” means Detour Gold Corporation, a company incorporated under the laws of the Canada and includes any successor corporation thereto;

(ix)	“Directed Selling Efforts” means “directed selling efforts” as defined in Rule 902 of Regulation S;

(x)	“Exchange” means the Toronto Stock Exchange or the TSX – Venture Exchange;

(xi)	“Foreign Private Issuer” means “Foreign Private Issuer” as defined in Rule 405 promulgated under the U.S. Securities Act;

(xii)

“Information” means all information regarding the Corporation that is, or becomes, publicly available together with all information prepared by the Corporation and provided to the Underwriter or to potential purchasers of the Subscription Receipts, if any, and includes, but is not limited to, all material change reports, press releases and financial statements of the Corporation;

(xiii)

“IPO Closing Date” means the date of the purchase and sale of common shares under the IPO offering to be agreed upon by the Corporation and the Underwriter, not later than January 30, 2007 or such other date as is mutually agreed to in writing by the Corporation and the Underwriter, not later than April 30, 2007;

(xiv)

“IPO Offering” means the proposed initial public offering of common shares to be issued from treasury, to be completed under a long-form prospectus on a best-efforts basis for a minimum $15,000,000 and a maximum $40,000,000 gross proceeds.

(xv)	“Material Adverse Effect” means an effect with respect to any person which is materially adverse to the business, assets, financial condition, earnings, operations or prospects of such person;

(xvi)	“Offering” means the offering for sale by the Corporation on a private placement basis of the Subscription Receipts;

(xvii)

“Offering Jurisdictions” means the Provinces of British Columbia and Ontario, the United States and such other non-U.S. jurisdictions outside of Canada as the Corporation and Underwriter mutually agree;

(xviii)

“Ontario Act” means the Securities Act (Ontario) and the regulations thereunder, together with the instruments, policies, rules, orders, codes, notices and interpretation notes of the Ontario Securities Commission, as amended, supplemented or replaced from time to time;

(xix)	“Lang Michener” means Lang Michener LLP, the Corporation’s counsel;

(xx)

“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

(xxi)	“Property” has the meaning assigned to it on the first page of this Agreement;

(xxii)	“Purchase Price” means Cdn. $2.00 per Subscription Receipt;

(xxiii)	“Purchasers” means the purchasers of the Subscription Receipts collectively;

(xxiv)	“Regulation D” means Regulation D promulgated under the U.S. Securities Act;

(xxv)	“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

(xxvi)	“Securities Commissions” means the securities regulatory authorities of the Offering Jurisdictions;

(xxvii)

“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(xxviii)	“Subscription Agreements” means the subscription agreement to be entered into between the Corporation and each of the Purchasers with respect to the purchase of the Subscription Receipts;

(xxix)	“Subscription Receipts” means the Subscription Receipts of the Corporation being offered for sale by the Underwriter, each Subscription Receipt being exercisable for one Common Share; and

(xxx)	“Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as subsequently amended;

(xxxi)	“Term Sheet” means the term sheet for this Offering attached as Schedule “B”;

(xxxii)	“Trading Day” means, with respect to a stock exchange, a day on which such stock exchange is open for business;

(xxxiii)

“Transaction” means the transfer to the Corporation of all of Pelangio’s interest in the Property, the conditions for the closing of which are set out in the Purchase Agreement and summarized in the term sheet attached hereto as Schedule “B”, for total consideration of approximately $85,000,000, to be paid by the Corporation to Pelangio by way of a cash payment of $5,000,000 and 20,000,000 Common Shares, subject to adjustment;

(xxxiv)	“U.S. Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D;

(xxxv)	“U.S. Person” means “U.S. Person” as defined in Rule 902 of Regulation S; and

(xxxvi)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

(b)

Other Defined Terms: Whenever used in this Agreement, the words and terms “affiliate”, “associate”, “material fact”, “material change”, “misrepresentation” and “senior officer” shall have the meaning given to such word or term in the Ontario Act unless specifically provided otherwise herein.

(c)

Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

(d)	Currency: All references to monetary amounts in this Agreement are to lawful money of Canada.

(e)	Schedules: The following schedules are attached to this Agreement and are deemed to be a part of and incorporated in this Agreement:

Schedule	Title

A	Officers’ Certificate
B	Term Sheet

2.	Subscription Receipts

The Subscription Receipts consist of 2,500,000 Subscription Receipts which the Underwriter has agreed to purchase, subject to a right of the Underwriter to substitute purchasers.

3.	Offering

(a)

Sale on Exempt Basis: The Underwriter will, in respect of the Subscription Receipts, arrange for Purchasers in the Offering Jurisdictions. The Underwriter shall offer for sale on behalf of the Corporation the Subscription Receipts in the Offering Jurisdictions in compliance with the Securities Laws of the Offering Jurisdictions and only to such Persons and in such manner that, pursuant to the provisions of the Securities Laws of the Offering Jurisdictions, no prospectus, registration statement or other similar document need be filed with, or delivered to, any Securities Commission in any Offering Jurisdiction in connection therewith.

(b)

Agency Group: The Corporation agrees that, subject to the consent of the Corporation, such consent not to be unreasonably withheld, the Underwriter has the right to invite one or more investment dealers to form an agency or selling group to participate in the soliciting of offers to purchase the Subscription Receipts. The Underwriter shall have the exclusive right to control all compensation arrangements between the members of the agency or selling group. The Corporation grants all of the rights and benefits of this Agreement to any investment dealer who is a member of any agency or selling group formed by the Underwriter and appoints the Underwriter as trustee of such rights and benefits for all such investment dealers, and the Underwriter hereby accepts such trust and agrees to hold such rights and benefits for and on behalf of all such investment dealers. The Underwriter shall ensure that any investment dealer who is a member of any agency or selling group formed by the Underwriter pursuant to the provisions of this subsection 3(b) or with whom the Underwriter has a contractual relationship with respect to the Offering, if any, agree with the Underwriter to comply with the covenants and obligations given by the Underwriter herein.

(c)

Representations and Covenants of the Underwriter: The Underwriter represents, warrants and covenants with the Corporation that (i) it will comply with the Securities Laws of the Offering Jurisdictions in which it solicits or procures subscriptions for Subscription Receipts in connection with the Offering, (ii) it will not solicit or procure subscriptions for Subscription Receipts so as to require the registration thereof or the filing of a prospectus, registration statement or similar document with respect thereto under the laws of any jurisdiction, (iii) it will obtain from each Purchaser an executed subscription agreement in a form acceptable to the Corporation and the Underwriter, acting reasonably; and (iv) the Underwriter is registered under the Ontario Act as a broker and investment dealer. The Underwriter represents and warrants that it is, and, to the best of its knowledge, each member of any agency or selling group formed by the Underwriter is, qualified to so act in the Offering Jurisdictions in which such member solicits or procures subscriptions for the Subscription Receipts.

(d)

Filings: The Corporation undertakes to file or cause to be filed all forms and undertakings required to be filed by the Corporation in connection with the Offering so that the distribution of the Subscription Receipts may lawfully occur in the Offering Jurisdictions without the necessity of filing a prospectus, registration statement or similar document and the Underwriter undertakes to cause the Purchasers of the Subscription Receipts to complete (and it shall be a condition of closing in favour of the Corporation that the Purchasers complete and deliver to the Corporation) any forms and undertakings required by the Securities Laws of the Offering Jurisdictions. All fees payable in connection with such filings shall be at the expense of the Corporation.

4.	Due Diligence

The Corporation shall allow the Underwriter to conduct all due diligence investigations, including meeting with senior management of the Corporation, and their respective legal counsel and auditors, as the Underwriter shall consider appropriate in connection with the Offering. The Corporation will make available to the Underwriter all corporate, business and operating records, and financial information of the Corporation.

5.	Deliveries By Closing Time

(a) Deliveries: By the Closing Time on the Closing Date:

(i)

all actions required to be taken by or on behalf of the Corporation including, without limitation, the passing of all required resolutions of the directors, including committees of the directors, and shareholders of the Corporation, shall have occurred in order to complete the transactions contemplated by this Agreement and the Subscription Agreements, and a certified copy of all such resolutions shall have been delivered by the Corporation to the Underwriter;

(ii)	the Corporation shall have delivered or caused to be delivered to the Underwriter:

A.

favourable legal opinions of Lang Michener, counsel to the Corporation, and such local counsel as are acceptable to the Underwriter, addressed to, among others, the Underwriter and the Purchasers substantially in a form customary for transactions of this nature;

B.

a certificate dated the Closing Date signed by an appropriate officer of the Corporation and addressed to, among others, the Underwriter and the Purchasers with respect to the articles and by-laws of the Corporation, the resolutions of the directors and shareholders, if any, of the Corporation and any other corporate action taken relating to this Agreement and the Ancillary Documents and with respect to such other matters as the Underwriter may reasonably request and including specimen signatures of the signing officers of the Corporation;

C.

a certificate dated the Closing Date addressed to, among others, the Underwriter and the Purchasers signed by the chief executive officer and the chief financial officer of the Corporation or any two other senior officers of the Corporation acceptable to the Underwriter substantially in the form of the certificate attached hereto as Schedule “A”;

	D.	a Subscription Agreement from each Purchaser accepted by the Corporation;

	E.	definitive certificates representing the Subscription Receipts registered in the names of the Purchasers or in such other names as the Purchasers or the Underwriter may direct; and

	F.	such further documents as may be contemplated by this Agreement or as the Underwriter may reasonably require, all in form and substance satisfactory to the Underwriter;

(iii)

the Corporation shall have delivered or caused to be delivered to the Underwriter payment of the amount payable by the Corporation to the Underwriter or such other persons as the Underwriter may direct, by certified cheque or bank draft or deduction from the gross proceeds, including (i) the commission payable by the Corporation to the Underwriter as provided in section 7 of this Agreement against delivery from the Underwriter to the Corporation of a receipt for the payment of such commission, (ii) the expenses payable by the Corporation to the Underwriter as provided in section 13 of this Agreement against delivery from the Underwriter to the Corporation of a receipt for the payment of such expenses, and (iii) the legal expenses payable by the Corporation to counsel for the Underwriter as provided in section 13 of this Agreement against delivery from such legal counsel to the Corporation of a receipt for the payment of such legal expenses; and

(iv)	the Underwriter shall have delivered or cause to be delivered to the Corporation

A.

payment of the aggregate gross Purchase Price, excluding the amounts that the parties agree are to be paid by individual Purchasers directly to the Corporation, for the Subscription Receipts purchased by the

Purchasers by certified cheque or bank draft payable to the Corporation or as the Corporation may otherwise direct in writing against delivery from the Corporation to the Underwriter of a receipt for the aggregate gross Purchase Price delivered by the Underwriter for the subject Subscription Receipts, provided that, at the Underwriter’s option, it may deduct from such payment the amount of any fees and expenses due to them under sections 7 and 12 on the particular Closing Date; and

B.	such further documents as may be contemplated by this Agreement or as the Corporation may reasonably require, all in form and substance satisfactory to the Corporation.

6.	Closing

	(a)	Closing: The Closing shall be completed at the offices of counsel for the Issuer at the Closing Time on the Closing Date.

(b)

Conditions of Closing: The following are conditions precedent to the obligation of the Underwriter to complete the Closing and of the Purchasers to purchase the Subscription Receipts, which conditions the Corporation hereby covenants and agrees to use its best efforts to fulfill within the time set out herein therefore, and which conditions may be waived in writing in whole or in part by the Underwriter:

		(i)	the Underwriter shall have been provided with evidence of, and shall be satisfied that:

			A.	the Underwriter has received and had an opportunity to review a copy of the fairness opinion provided to the directors of Pelangio by IBK Capital Corporation; and

			B.	the Underwriter shall have had an opportunity to review all technical data as reasonably requested;

(ii)

the Corporation shall have received all necessary approvals and consents, including all necessary shareholder and regulatory approvals and consents required for the completion of the transaction contemplated by this Agreement, all in a form satisfactory to the Underwriter;

		(iii)	receipt by the Underwriter of the documents set forth in section 5 of this Agreement to be delivered to the Underwriter;

(iv)

the representations and warranties of the Corporation contained herein being true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

		(v)	the Corporation having complied with all covenants, and satisfied all terms and conditions, contained herein to be complied with and satisfied by the Corporation at or prior to the Closing Time; and

		(vi)	the Underwriter not having previously terminated its obligations pursuant to this Agreement.

(c)	Escrow of Proceeds: A portion of the gross proceeds may be escrowed on Closing with an escrow agent acceptable to the Underwriter in accordance with the escrow terms set out in the Term Sheet.

(d)

Contractual Escrow of Shares: Senior officers, directors, certain insiders and the founding shareholder of the Corporation will enter into a contractual escrow with the Underwriter with respect to all of their shares of the Corporation, which escrow will run for six (6) months from the completion of the IPO Offering. The contractual escrow will be in addition to any regulatory escrow.

7.	Compensation

(a)

Commission: In consideration of the agreement of the Underwriter to act as underwriter of the Corporation in respect of the Offering, and in consideration of the services performed and to be performed by the Underwriter in connection therewith, including, without limitation:

		(i)	acting as Underwriter of the Corporation to purchase the Subscription Receipts;

		(ii)	participating in the preparation of the form of the Subscription Agreements and certain of the Ancillary Documents; and

		(iii)	advising the Corporation with respect to the private placement of the Subscription Receipts;

the Corporation shall pay to the Underwriter or as the Underwriter may otherwise direct at the Closing Time against receipt of payment of the Purchase Price for the Subscription Receipts, a cash fee equal to 4% of the gross proceeds of the Offering.

(b)

Taxes: The Corporation and the Underwriter acknowledge and agree that if a separate fee would have been charged to the Corporation for the services described in clause 7(a)(i) above, such separate fee would represent more than 50% of the fee payable to the Underwriter, and the Corporation hereby further acknowledges and agrees that the Underwriter will rely on the foregoing statement in not charging federal goods and services tax on such fee and that the Corporation will forthwith pay to the Underwriter any such tax and any applicable interest and penalties to the extent determined to be exigible.

	(c)	Expenses: The foregoing obligations are additional to those set forth in Section 13 hereof.

8.	Representations and Warranties

The Corporation hereby represents and warrants to the Underwriter and the Purchasers, and acknowledges that the Underwriter and the Purchasers are relying upon each of such representations and warranties in completing the Closing, as follows:

(a)

Incorporation and Organization: The Corporation has been incorporated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and the Corporation has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Documents and to carry out the obligations thereof hereunder and thereunder.

(b)

Authorized and Issued Capital: The Corporation is authorized to issue, among other things, an unlimited number of Common Shares and, as at October 23, 2006, 5,000,000 Common Shares were outstanding as fully paid and non-assessable shares and no Common Shares were reserved for issue pursuant to outstanding options, warrants, share incentive plans, convertible and exchangeable securities and other rights to acquire Common Shares.

(c)

Certain Securities Law Matters: The Common Shares are not listed on the Exchange. The Corporation is not a “reporting issuer” or the equivalent, as that term is defined under the Securities Laws, in any jurisdiction in Canada. The Common Shares are not registered under the Securities Exchange Act of 1934 (“Subscription Receipted States”), as amended.

(d)

Rights to Acquire Securities: Other than as disclosed in the Information, no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Corporation.

(e)

Rights Plan: The directors of the Corporation have not adopted a shareholder rights plan or a similar plan and the Corporation is not party to what is commonly referred to as a shareholder rights plan agreement.

(f)

No Pre-emptive Rights: The issue of the Subscription Receipts will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject.

(g)	Subsidiaries: The Corporation does not have any subsidiaries.

(h)

Issue of Subscription Receipts: All necessary corporate action will have been taken by the Closing Date to authorize the issue and sale of, and the delivery of certificates representing, the Subscription Receipts.

(i)

Consents, Approvals and Conflicts: None of the offering and sale of the Subscription Receipts, the execution and delivery of this Agreement the compliance by the Corporation with the provisions of this Agreement or the consummation of the transactions contemplated herein and therein including, without limitation, the issue of the Subscription Receipts to the Subscriber for the consideration and upon the terms and conditions as set forth herein, do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, or (B) such as may be required under Securities Laws and will be obtained by the Closing Date, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation is a party or by which it or any of the properties or assets thereof is bound, or the articles or by-laws of the Corporation or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any of the properties or assets thereof which could have a Material Adverse Effect on the Corporation.

(j)

Authority and Authorization: The Corporation has full corporate power and authority to enter into this Agreement and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof and the Corporation will have taken, by the Closing Date, all necessary corporate action to authorize the execution, delivery and performance of this Agreement and to observe and perform the provisions of this Agreement in accordance with the provisions hereof and thereof including, without limitation, the issue of the Subscription Receipts to the Subscriber for the consideration and upon the terms and conditions set forth herein.

(k)

Validity and Enforceability: This Agreement has been authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms hereof.

(l)

Compliance with Laws, Licenses and Permits: The Corporation has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, regulations, tariffs, rules, orders and directives material to the operations thereof.

(m)

Agreements and Actions: The Corporation is not in violation of any term of the articles or by-laws thereof. The Corporation is not in violation of any term or provision of any agreement, indenture or other instrument applicable to it which would, or could, result in any Material Adverse Effect on the Corporation, nor is the Corporation in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the Corporation after due inquiry, threatened which, either in any case or in the aggregate, might result in any Material Adverse Effect on the Corporation or in any of the material properties or assets thereof or in any material liability on the part of the Corporation or which places, or could place, in question the validity or enforceability of this Agreement or any of the Ancillary Documents.

(n)

No Litigation: There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Corporation after due inquiry, threatened against or which adversely affect the Corporation or to which any of the property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or the ability of the Corporation to perform the obligations thereof and the Corporation is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may result in a Material Adverse Effect on the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation or the ability of the Corporation to perform its obligations under this Agreement.

(o)	Non-Arm’s Length Transactions: Except as disclosed in the Information, the Corporation does not owe any amount to, nor has the Corporation any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder thereof or any Person not dealing at “arm’s length” (as such term is defined in the Tax Act), with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Corporation. Except as disclosed in the Information and except for usual employee or consulting arrangements made in the ordinary and normal course of business, the Corporation is not a party to any contract, agreement or understanding with any officer, director, employee or securityholder thereof or any other Person not dealing at arm’s length with the Corporation. No officer, director or employee of the Corporation and no Person which is an affiliate or associate of any of the foregoing Person, owns, directly or indirectly, any interest (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in, a business competitive with the business of the Corporation which could materially adversely impact on the ability to properly perform the services to be performed by such Person for the Corporation. To the best of the Corporation’s knowledge, after making reasonable inquiry, no officer, director, employee or securityholder of the Corporation has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation except for claims in the ordinary and normal course of the business of the Corporation such as for accrued vacation pay or other amounts or matters which would not be material to the Corporation.

(p)

Public Disclosure: Each of the documents which contains any Information is, as of the date hereof, in compliance in all material respects with the Securities Laws and does not contain any material misrepresentation.

(q)	Property Matters:

	(i)	The entering into and the performance of the transactions contemplated in the Purchase Agreement by the Corporation:

A.

does not require any consent, approval, authorization or order of any court or governmental agency or body, except that which may be required under applicable securities legislation or as otherwise contemplated by the Purchase Agreement;

B.

will not contravene any statute or regulation of any governmental authority which is binding on the Corporation, where such contravention would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation;

C.

will not result in the breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constating documents, by-laws or resolutions of the Corporation or any mortgage, note, indenture, contract or agreement instrument, lease or other document to which the Corporation is a party, or any judgment, decree or order or any term or provision thereof, which breach, conflict or default would materially and adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation;

	(ii)	To the Corporation’s knowledge, the representations and warranties of Pelangio in the Purchase Agreement are true and correct.

9.	Covenants of the Corporation

(a)

Consents and Approvals: Immediately following the acceptance by the Corporation hereof, the Corporation covenants and agrees with the Underwriter and the Purchasers that the Corporation will make all necessary filings to obtain all other necessary regulatory and other consents and approvals required in connection with the transactions contemplated by this Agreement.

	(b)	General: The Corporation hereby covenants and agrees with the Underwriter and the Purchasers that the Corporation will:

(i)

fulfill all legal requirements to permit the creation, issue, offering and sale of the Subscription Receipts as contemplated in this Agreement including, without limitation, compliance with the Securities Laws of the Offering Jurisdictions to enable the Subscription Receipts to be offered for sale and sold to the Purchasers without the necessity of filing a prospectus, registration statement or similar document in the Offering Jurisdictions;

(ii)

deliver to the Underwriter a copy of all press releases made and material change reports and other documents filed with any regulatory authority forthwith upon such press release being made or material change report or other document being filed until 30 days after the Closing Date;

(iii)

use its reasonable commercial efforts to ensure that on closing of the Transaction, the Common Shares to be issued to Pelangio (approximately 20,000,000 Common Shares) are made subject to the contractual escrow with the Underwriter for a period of 6 months from their issuance; and

(iv)

forthwith after the Closing, shall file such forms and documents as may be required under the Securities Laws of the Offering Jurisdictions, relating to the Purchased Securities which, without limiting the generality of the foregoing, shall include (i) for British Columbia and Ontario resident purchasers, a Form 45-106F1 as prescribed by the Canadian Securities Administrators.

(c)

Material Changes: During the period from the date hereof to the completion of the Offering, the Corporation shall notify the Underwriter in writing of the full particulars of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or control of the Corporation.

(d)

Reporting Issuer Status: The Corporation will use its reasonable commercial efforts to become a reporting issuer in all of the provinces of Canada, except Québec, by filing a final prospectus that will result in the initial public offering of common shares of the Corporation and to obtain a listing on the Toronto Stock Exchange or the Exchange by January 30, 2007 or such later date as mutually agreed in writing by the Corporation and Pelangio. Such date to be not later than April 30, 2007.

(e)

Rights of First Refusal: The Corporation hereby agrees, (a) subject to a minimum of $15,000,000 being raised in the IPO Offering from the sale of a maximum 5,000,000 common shares (i.e. minimum IPO Offering price of $3.00), the Corporation shall provide to the Underwriter the right to participate in future equity offerings made by the Corporation for a period of twenty-four (24) months after the IPO Closing Date. In addition, the Corporation agrees (b) subject to a minimum of $25,000,000 being raised in the IPO Offering from the sale of a maximum 8,000,000 common shares (i.e. minimum IPO Offering price of $3.125), the Corporation shall provide to the Underwriter the right to co-lead future equity offerings by the Corporation for a period of twelve (12) months after the IPO Closing Date.

(f)

Use of Proceeds: The Corporation will use the gross proceeds of the sale of Subscription Receipts under the Offering only (i) to make the necessary payments to Pelangio in connection with the Transaction, including, if necessary, payments on behalf of Pelangio in connection with the Property pursuant to the Agreement, and to repay the $1,000,000 loan from Hunter Dickinson Inc. to the Corporation plus accrued interest, (ii) to fund incorporation expenses and necessary costs of the Transaction and the Offering and (iii) for general working capital purposes.

(g)	Property Acquisition: The Corporation will conduct a reasonable due diligence on the Property prior to completion of the Transaction.

10.	U.S. Law

	(a)	Representations of the Corporation Regarding U.S. Law

The Corporation represents, warrants, covenants and agrees that:

(i) the Corporation is, and at the Closing Date will be, a Foreign Private Issuer with no “substantial U.S. market interest” in any of its securities (as that term is defined in Regulation S);

(ii)

neither it nor any of its affiliates, nor any person acting on their behalf (other than the Underwriter, its respective affiliates or any person acting on their behalf, in respect of which no representation is made) has made or will make any Directed Selling Efforts in the United States or has taken or will take any action in violation of Regulation M under the United States Securities Exchange Act of 1934, as amended, (the “1934 Act”), or has taken or will take any action that would cause the exemption from registration under Rule 506 of Regulation D or Rule 903 of Regulation S to be unavailable for offers and sales of the Subscription Receipts pursuant to this Agreement;

(iii)

none of the Corporation, any of its affiliates or any person acting on its or their behalf (other than the Underwriter, the U.S. Affiliate, their respective affiliates or any person acting on their behalf, in respect of which no representation is made) has offered or will offer to sell, or has solicited or will solicit offers to buy, any of the Subscription Receipts in the United States by means of any form of general solicitation or general advertising, which includes any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(iv)

the Corporation has not, for a period of six months prior to the commencement of the offering of Subscription Receipts, sold, offered for sale or solicited any offer to buy any of its securities and will not sell, offer for sale or solicit any offer to buy any of its securities, in a manner that would be integrated with the offer and sale of the Subscription Receipts and would cause the exemptions from registration set forth in Rule 506 of Regulation D to become unavailable with respect to the offer and sale of the Subscription Receipts in the United States or to or for the benefit or account of U.S. Persons;

(v)

neither the Corporation nor any of its predecessors or affiliates has been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D;

(vi)

the Corporation covenants and agrees with the Underwriter to execute or procure the execution of all documents and to use its commercially reasonable efforts to take or cause to be taken both before and after the Closing Date, all such steps as may be reasonably necessary or desirable to establish, to the satisfaction of counsel for the Underwriter and counsel for the Corporation, any and all legal requirements to enable the Underwriter to offer the Subscription Receipts for sale in the United States under Rule 506 of Regulation D in accordance with this Agreement;

(vii)

the Corporation covenants and agrees that in connection with the exercise or deemed exercise of the Subscription Receipts it will not pay or give, directly or indirectly, any commission or other remuneration for soliciting such exchange; and

(viii)

except with respect to offers or sales of Subscription Receipts to U.S. Accredited Investors in reliance upon an exemption from registration under Rule 506 of Regulation D, neither the Corporation nor any of its affiliates, nor any person acting on their behalf (other than the Underwriter, the U.S. Affiliate, their respective affiliates or any person acting on their behalf, in respect of which no representation is made), has made or will make:

	A.	any offer to sell, or any solicitation of an offer to buy, any Subscription Receipts to or for the benefit or account of a U.S. Person, or a person in the United States; or

	B.	any sale of Subscription Receipts unless, at the time the buy order was or will have been originated, the purchaser is:

		(1)	outside the United States; or

		(2)	the Corporation, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States.

(b)	Undertakings in Compliance with Regulation S

Except as otherwise provided in this Section 10, the Underwriter agrees with the Corporation that with respect to each offer and sale of the Subscription Receipts they will offer the Subscription Receipts only in accordance with Rule 903 of Regulation S and accordingly neither the Underwriter, its affiliates, nor any person acting on their behalf has made or will make (except as permitted by Section 10):

(i)

any offer to sell, or any solicitation of an offer to buy, Subscription Receipts to any U.S. Person, to any person purchasing for the benefit or account of a U.S. Person, or any person in the United States;

(ii)	any sale of Subscription Receipts unless, at the time the buy order was or will have been originated the Purchaser is:

	A.	outside the United States; or

	B.	the Underwriter, their affiliates and any person acting on their behalf reasonably believe that the Purchaser is outside the United States; nor

(iii)	any Directed Selling Efforts in the United States with respect to the Subscription Receipts.

(c)	Offering by Underwriter in the United States

The Underwriter acknowledge that the Subscription Receipts have not been registered under the U.S. Securities Act and may not be offered or sold, with respect to offers and sales to or for the benefit or account of U.S. Persons, except pursuant to Rule 506 of Regulation D. Accordingly, the Underwriter, on its own behalf and on behalf of its affiliates, represents, warrants and covenants to the Corporation that, with respect to each offer or sale of Subscription Receipts to or for the benefit or account of U.S. Persons, it has offered and sold, and will offer and sell, securities to Purchasers in the United States only in the following manner:

(i)

the Underwriter will offer the Subscription Receipts in the United States only through a broker dealer registered pursuant to Section 15(b) of the 1934 Act and in good standing with the National Association of Securities Dealers Inc. (a “U.S. Affiliate”), solely to U.S. Accredited Investors, and only in states of the United States where such broker-dealer is registered, or otherwise exempt from registration;

(ii)

no form of general solicitation or general advertising (as those terms are used in Regulation D) or any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act has been or will be used by the Underwriter, the U.S. Affiliate, their affiliates or anyone acting on their behalf, including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Subscription Receipts to U.S. Persons;

(iii)

any offer, sale or solicitation of an offer to buy Subscription Receipts that has been made or will be made to U.S. Persons or in the United States was or will be made only to U.S. Accredited Investors, and in transactions that are exempt from registration under applicable state securities laws and require no filings or actions pre-offer or pre-sale except as otherwise agreed by the Corporation;

(iv)

notwithstanding the wording of this Agreement, which contemplates the purchase of the Subscription Receipts by the Underwriter, all offers and sales of Subscription Receipts in the United States or to U.S. Persons will be made only to U.S. Accredited Investors who will purchase the Subscription Receipts directly from the Corporation on a “substituted purchaser” basis in compliance with Rule 506 of Regulation D;

(v)

the Underwriter has not entered and will not enter into any contractual arrangement with respect to the distribution of the Subscription Receipts, except with its affiliates, any selling group members or with the prior written consent of the Corporation. The Underwriter shall require each selling group member to agree in writing, to comply with, and shall use its best efforts to ensure that each selling group member complies with the same the provisions of this Section 10 as apply to such Underwriter as if such provisions applied to such selling group member;

(vi)

all offers of Subscription Receipts in the United States or to or for the benefit or account of a U.S. Person have been and will be made through U.S. Affiliate and all sales of the Subscription Receipts in the United States or to or for the benefit or account of a U.S. Person will be made by the Corporation to U.S. Accredited Investors designated by the U.S. Affiliate or by the Underwriter acting through U.S. Affiliate;

(vii)

immediately prior to soliciting any Purchaser that is in the United States or for the benefit or account of a U.S. Person, the Underwriter, the U.S. Affiliate, their respective affiliates, and any person acting on their behalf, had reasonable grounds to believe and did believe that each such Purchaser was a U.S. Accredited Investor, and at the time of completion of each sale to or for the benefit or account of a U.S. Person or a person in the United States, the Underwriter, the U.S. Affiliate, their respective affiliates, and any person acting on their behalf will have reasonable grounds to believe and will believe, that each Purchaser designated by such Underwriter or the U.S. Affiliate to purchase Subscription Receipts from the Corporation is a U.S. Accredited Investor;

(viii)

on the Closing Date, the Underwriter together with the U.S. Affiliate, will provide a certificate, substantially in the form of Schedule “C”, relating to the manner of the offer and sale of the Subscription Receipts in the United States and to or for the benefit or account of U.S. Persons, or a written confirmation that it did not sell any Subscription Receipts in the United States or to or for the benefit or account of U.S. Persons or arrange for any purchasers that are in the United States or are U.S. Persons;

(ix)

neither the Underwriter, the U.S. Affiliate, their respective affiliates, or any person acting on their behalf, has taken or will take, directly or indirectly, any action in violation of Regulation M under the 1934 Act in connection with the offer and sale of the Subscription Receipts;

(x)

prior to completion of any sale of Subscription Receipts to a person in the United States or to a U.S. Person, the Underwriter shall cause each such Purchaser of Subscription Receipts to execute an agreement in the form agreed upon by the Underwriter and the Corporation;

(xi)

the Underwriter shall give the Corporation reasonable notice of the U.S. jurisdictions in which it proposes to offer and sell the Subscription Receipts, so as to assist the Corporation in satisfying its obligations and to permit the Corporation to timely submit any and all filings required of the U.S. Securities Act and applicable state laws;

(xii)	the Underwriter will not directly or indirectly, take any actions or conduct any activities which will cause the Corporation to cease to be a Foreign Private Issuer; and

(xiii)

the representations and warranties and covenants of the Underwriter contained in this Section 10 shall be true and correct as of the Closing, with the same force and effect as if then made by the Underwriter.

11.	Termination

(a)

Right of Termination: The Underwriter shall be entitled, at its sole option, to terminate and cancel, without any liability on the part of the Underwriter, all of the obligations of the Underwriter under this Agreement and the obligations of any Person who has executed a Subscription Agreement, by notice in writing to that effect delivered to the Corporation prior to or at the Closing Time if:

(i)

there is in the sole opinion of the Underwriter a material change or change in a material fact or new material fact or an undisclosed material fact or material change which might be expected to have an adverse effect on the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or on the market price or value of the Common Shares or any other securities of the Corporation or on the marketability of the Subscription Receipts;

		(ii)	the state of the financial markets is such that in the sole opinion of the Underwriter it would be unprofitable to offer or continue to offer for sale the Subscription Receipts;

(iii)

there should develop, occur or come into effect any occurrence of national or international consequence, or any action, law or regulation, inquiry or other event, action or occurrence of any nature whatsoever which, in the sole opinion of the Underwriter, seriously affects, or could seriously affect, the financial markets, the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or the market price or value of the Common Shares or any other securities of the Corporation or the marketability of the Subscription Receipts;

(iv)

any order or ruling is issued, or any inquiry, action, suit, proceeding or investigation (whether formal or informal) is instituted or announced or threatened in relation to the Corporation or any of the directors, officers or principal shareholders of the Corporation (other than one based solely upon the activities or alleged activities of the Underwriter) or any law or regulation is promulgated or changed which prevents or restricts trading in or the distribution of the Subscription Receipts, the Common Shares or any other securities of the Corporation (other than one based solely upon the activities or alleged activities of the Underwriter) or any law or regulation is promulgated or changed which prevents or restricts trading in or the distribution of the Subscription Receipts, the Common Shares or any other securities of the Corporation (other than one based solely upon the activities or alleged activities of the Underwriter) or any law or regulation is promulgated or changed which prevents or restricts trading in or the distribution of the Subscription Receipts, the Common Shares or any other securities of the Corporation;

(v)	any order to cease or suspend trading in any securities of the Corporation is made, threatened or announced by any securities regulatory authority;

(vi)	the Underwriter is not satisfied in its sole discretion with the results of the due diligence review and investigation of the Corporation conducted by the Underwriter; or

(vii)

the Corporation is in breach of any term, condition, covenant or agreement contained in this Agreement or in any Subscription Agreement or any representation or warranty given by the Corporation in this Agreement or in any Subscription Agreement is or becomes untrue, false or misleading.

(b)

Rights on Termination: Any termination by the Underwriter pursuant to subsection 11(a) hereof shall be effected by notice in writing delivered by the Underwriter to the Corporation at the address thereof as set out in section 15 hereof. The right of the Underwriter to so terminate the obligations thereof under this Agreement is in addition to such other remedies as the Underwriter may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement. In the event of a termination by the Underwriter pursuant to subsection 11(a) hereof there shall be no further liability on the part of the Underwriter to the Corporation or of the Corporation to the Underwriter except any liability which may have arisen or may thereafter arise under either section 12 or 13 hereof.

12.	Indemnity and Contribution

(a)

Indemnity: The Corporation hereby covenants and agrees to protect, indemnify and save harmless the Underwriter and each investment dealer which is a member of any agency group formed by the Underwriter in connection with the Offering, each of the associates and affiliates of each of them and the respective directors, officers, employees, shareholders, partners, advisors and agents of the Underwriter and each investment dealer which is a member of any agency group formed by the Underwriter in connection with the Offering and of each of the associates and affiliates of each of them (in this section 12 each an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all losses (other than a loss of profits), claims, damages, payments, liabilities, costs and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending, any such claim, action, suit or proceeding), joint or several, of whatsoever nature or kind to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, enforcing the provisions of this Agreement or any Subscription Agreement, or:

		(i)	the Underwriter having acted as the underwriter of the Corporation in respect of the Offering (other than by reason of the negligence, willful misconduct or bad faith of the Underwriter);

(ii)

any statement or information contained in the Information which at the time and in light of the circumstances under which it was made containing or being alleged to contain a misrepresentation or being or being alleged to be untrue, false or misleading;

(iii)

the omission or alleged omission to state in the Information any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(iv)

any order made or inquiry, investigation or proceeding commenced or threatened by any officer or official of any securities commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Underwriter or any member of any agency group formed by the Underwriter in connection with the Offering;

(v)

the non-compliance or alleged non-compliance by the Corporation with any of the Securities Laws of the Offering Jurisdictions or any other applicable law in connection with the transactions contemplated herein;

(vi)	any negligence or willful misconduct by the Corporation relating to or connected with the sale by the Corporation of the Subscription Receipts; or

(vii)

the breach of, or default under, any term, condition, covenant or agreement of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or made by the Corporation in connection with the sale of the Subscription Receipts or any representation or warranty of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or in connection with the sale of the Subscription Receipts being or being alleged to be untrue, false or misleading.

If any matter or thing contemplated by this section 12 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled, but not required, to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other of them and the Corporation shall not be liable for any settlement of any such claim unless it has consented in writing to such settlement.

(b)

Counsel: In any claim referred to in section 12 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on behalf of such Indemnified Person provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:

	(i)	the Corporation fails to assume the defence of such claim on behalf of the Indemnified Person within ten days of receiving notice of such claim;

	(ii)	the Corporation and the Indemnified Person shall have mutually agreed to the retention of such separate legal counsel; or

(iii)

the named parties to such claim (including any added, third or impleaded parties) include both the Corporation and the Indemnified Person and the Indemnified Person has been advised in writing by legal counsel that representation of both the Corporation and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing interests between them;

in which event or events the fees and disbursements of such separate legal counsel shall be paid by the Corporation, subject as hereinafter provided. Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this subsection 12(b), all Indemnified Persons shall be represented by one separate legal counsel and the fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Corporation, unless:

(i)	the Corporation and the Indemnified Persons have mutually agreed to the retention of more than one legal counsel for the Indemnified Persons; or

(ii)

the Indemnified Persons have or any of them has been advised in writing by legal counsel that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.

(c)

Waiver of Right: The Corporation hereby waives its right to recover contribution from the Underwriter and the other Indemnified Persons with respect to any liability of the Corporation by reason of or arising out of the indemnity provided by the Corporation in this section 12; provided, however, that such waiver shall not apply in respect of the Underwriter for any liability directly caused or incurred by reason or arising out of any information or statements relating solely to, and provided by, the Underwriter or any failure by the Underwriter in connection with the Offering to provide to Purchasers any document which the Corporation is required to provide to the Purchasers and which the Corporation has provided or made available to the Underwriter to forward to the Purchasers.

(d)	Contribution:

(i)

In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this section 12 is, for any reason of policy or otherwise, held to be unavailable, in whole or in part, to an Indemnified Person other than in accordance with the provisions of such section, the Corporation shall contribute to the aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs and expenses of the nature contemplated by the said indemnity incurred or paid by the Corporation and the Indemnified Person, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnitor on the one hand and the Underwriter on the other hand, but also the relative fault of the indemnitor and the Underwriter as well as any other equitable considerations; provided that the indemnitor shall in any event contribute to the amount paid or payable by the Underwriter as a result of such aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs and expenses any excess of such amount over the amount of the consideration received by the Underwriter pursuant to this Agreement.

(ii)

In the event that the Corporation is held to be entitled to contribution from the Underwriter under the provisions of any statute or law, the Corporation shall be limited to such contribution in an amount not exceeding the lesser of:

		A.	the portion of the amount of the loss or liability giving rise to such contribution for which the Underwriter is responsible as determined in accordance with paragraph 12(d)(i) above; and

B.	the amount of the cash fee actually received from the Corporation under this Agreement and retained by the Underwriter.

(iii)

For purposes of this subsection 12(d), each party hereto shall give prompt notice to the other party hereto of any claim, action, suit or proceeding threatened or commenced in respect of which a claim for contribution may be made under this subsection 12(d).

(e)

Held in Trust: To the extent that the indemnity contained in subsection 12(a) hereof is given in favour of a Person who is not a party to this Agreement, the Corporation hereby constitutes the Underwriter as trustee for such Person for such indemnity and the covenants given by Corporation to such Person in this Agreement. The Underwriter hereby accepts such trust and will hold such indemnity and covenants for the benefit of such Persons. The benefit of such indemnity and covenants shall be held by the Underwriter in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.

13.	Expenses

The Corporation will be responsible, whether or not the Offering is completed, for all of its costs and the reasonable costs of the Underwriter in connection with the Offering including the reasonable fees and disbursements of counsel including counsel to the Underwriter to the extent they exceed $40,000, trust company fees, transfer agents fees, fees of outside consultants (if any, subject to the Corporation and the Underwriter agreeing on the use of such consultants in advance), filing fees, listing fees, the costs and expenses of any securities or other filings required to be made in connection with the Offering, printing costs, the preparation and holding of information meetings, the out-of-pocket expenses including all the Underwriter’s travel expenses in connection with due diligence and marketing meetings. The Underwriter agrees to consult with the Corporation prior to retaining outside counsel (other than Cassels, Brock & Blackwell LLP) in connection with its due diligence on the Corporation and agrees that all fees and expenses in connection with such due diligence shall be pre-approved by the Corporation, acting reasonably.

14.	Conditions

All of the terms and conditions contained in this Agreement to be satisfied by the Corporation prior to the Closing Time shall be construed as conditions and any breach or failure by the Corporation to comply with any of such terms and conditions shall entitle the Underwriter to terminate the obligations thereof to complete the Closing by written notice to that effect given by the Underwriter to the Corporation prior to the Closing Time. It is understood and agreed that the Underwriter may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights thereof in respect of any other such term and condition or any other or subsequent breach or non-compliance; provided that to be binding on the Underwriter any such waiver or extension must be in writing and signed by the Underwriter. If the Underwriter shall elect to terminate the obligations thereof to complete the Closing as aforesaid, whether the reason for such termination is within or beyond the control of the Corporation, the liability of the Corporation hereunder shall be limited to the indemnity referred to in section 12 hereof, the right to contribution referred to in section 12 hereof and the payment of expenses referred to in section 13 hereof.

15.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by fax on a Business Day to the following addresses:

(a) in the case of the Corporation:

Detour Gold Corporation
BCE Place, 161 Bay Street, Suite 2700 Toronto, ON M5J 2S1
Attention: Gerald S. Panneton, President & Chief Executive Officer
Fax: 519-927-9978

with a copy to:

Lang Michener LLP
BCE Place, 181 Bay Street, Suite 2500 Ottawa, ON, M5J 2T7
Attention: Hellen Siwanowicz
Fax: 416-304-3791

(b) in the case of the Underwriter:

Dundee Securities Corporation Suite 400, 20 Queen Street West Toronto, ON M5H 3R3
Attention: Vilma Jones
Fax: 416-350-3312

with a copy to:

Cassels, Brock & Blackwell LLP
Suite 2100, Scotia Plaza, 40 King Street West Toronto, ON M5H 3C2
Attention: Heather Zordel
Fax: 416-640-3217

Either the Corporation or the Underwriter may change its address for notice by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by fax, and shall be deemed to have been given on the day on which it was delivered or sent by fax.

16.	Sponsorship

The Underwriter agrees to act as sponsor for the listing of the Corporation on the Exchange if such sponsorship is required for a fee of $50,000.

17.	Miscellaneous

(a) Governing Law: This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

(b)	Time of Essence: Time shall be of the essence of this Agreement.

(c)

Survival: All representations, warranties, covenants and agreements of the Corporation herein contained or contained in any documents contemplated by, or delivered pursuant to, this Agreement or in connection with the purchase and sale of the Subscription Receipts shall survive the purchase and sale of the Subscription Receipts and the termination of this Agreement and shall continue in full force and effect for a period of two (2) years from the closing of the Offering for the benefit of the Underwriter and the Purchasers, regardless of any subsequent disposition of Subscription Receipts, or any investigation by or on behalf of the Underwriter with respect thereto.

(d)

Counterparts: This Agreement may be executed by any one or more of the parties to this Agreement by fax other means of electronic communication capable of producing a printed copy or in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(e)

Entire Agreement: This Agreement constitutes the entire agreement between the Corporation and the Underwriter in connection with the issue and sale of the Subscription Receipts by the Corporation and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, but not limited to, any engagement agreement or term sheet relating to the Offering between the Corporation and the Underwriter, provided that it does not supersede the engagement letter dated October 5, 2005 between the Corporation and the Underwriter insofar as such agreement applies to the IPO Offering.

(f)

Severability: If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severed from this Agreement.

(g)

Language: The parties hereto acknowledge and confirm that they have requested that this Agreement as well as all notices and other documents contemplated hereby be drawn up in the English language. Les parties aux présentes reconnaissent et confirment qu’elles ont convenu que la présente convention ainsi que tous les avis et documents qui s’y rattachent soient rédigés dans la langue anglaise.

Would you kindly confirm the agreement of the Corporation to the foregoing offer by executing four (4) duplicate copies of this Agreement and thereafter returning four (4) such executed copies to Dundee Securities Corporation.

Yours truly,

DUNDEE SECURITIES CORPORATION

By:
David G. Anderson
Sr. Vice-President & Director,
Investment Banking

The undersigned hereby accepts and agrees to the foregoing as of the ______ day of October, 2006.

DETOUR GOLD CORPORATION

By:
Gerald S. Panneton
President & CEO

SCHEDULE “A”
OFFICERS’ CERTIFICATE (GENERAL)

TO:	DUNDEE SECURITIES CORPORATION (THE “UNDERWRITER”)

AND TO:	CASSELS BROCK & BLACKWELL LLP

AND TO:	THE PURCHASERS OF DETOUR GOLD CORPORATION SUBSCRIPTION RECEIPTS

CERTIFICATE

The undersigned, Gerald S. Panneton, President & Chief Executive Officer of Detour Gold Corporation (the “Corporation”), and Jeffrey Mason, Chief Financial Officer of the Corporation, hereby certify, for and on behalf of the Corporation in their capacity as officers of the Corporation and not in their personal capacity, after having made due inquiry, that the following facts, matters and information are true and accurate and not misleading in any material respect:

1.

The facts, matters and information certified to herein are based on one or more of knowledge and information available or provided to us and our honest belief and all statements made in this certificate represent our reasonably held honest belief as to the facts, matters, information and belief possessed by us. We have used our best efforts to become informed of and about the facts, matters and information certified to herein and have sought the advice of counsel for the Corporation on those matters certified to herein which involve matters of laws and have relied upon such advice to the extent that those matters involve matters of law.

2.

The Corporation has complied with all covenants and agreements contained in, and has satisfied all of the terms and conditions of, the Underwriting Agreement to be complied with and satisfied by the Corporation at or prior to the Closing Time.

3.

The representations and warranties of the Corporation contained in the Underwriting Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated thereby.

4.

Since July 19, 2006, except as disclosed in the Information, there has been no material adverse change (whether actual, anticipated, proposed, prospective or threatened) in the financial condition, assets, liabilities (contingent or otherwise), business, affairs, operations or prospects of the Corporation or in the capital of the Corporation.

5.	No transaction of a nature material to the Corporation has been entered into by the Corporation, except for the Transaction and except as disclosed in the Information.

6.	There are no contingent liabilities affecting the Corporation which are material to the Corporation.

7.

No order, ruling or determination having the effect of ceasing or suspending the sale or ceasing, suspending or restricting trading in the securities underlying the Subscription Receipts, the common shares or any other securities of the Corporation has been issued or made by any stock exchange, securities commission or other regulatory authority and is continuing in effect and no proceedings,

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investigations or enquiries for such purpose have been instituted or are pending, or are contemplated or threatened under any of the Securities Laws of the Offering Jurisdictions or by any stock exchange, securities commission or other regulatory authority.

8.

There are no actions, suits, proceedings or enquiries pending or, to the best of their knowledge, threatened against or affecting the Corporation or to which any property or assets of the Corporation is subject, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may, in any way, materially and adversely affect the Corporation.

9.	No failure or default on the part of the Corporation exists under any law or regulation applicable to the Corporation or under any licence.

10.

This certificate is being made and delivered pursuant to subparagraph 5(a)(ii)C of the Underwriting Agreement dated as of the date hereof between the Corporation and the Underwriter (the “Underwriting Agreement”) and we acknowledge that the addressees hereof will be relying on this certificate.

Unless otherwise defined herein, all words and terms with the initial letter or letters thereof capitalized in this certificate and not defined herein but defined in the Underwriting Agreement shall have the meanings given to such capitalized words and terms in the Underwriting Agreement. The undersigned acknowledge that they are familiar with the definitions given to the capitalized words and terms in the Underwriting Agreement and such definitions are hereby incorporated by reference.

IN WITNESS WHEREOF the undersigned have executed this certificate as of the _____ day of October, 2006.

Gerald S. Panneton, President
& Chief Executive Officer of
Detour Gold Corporation

Jeffrey Mason, Chief Financial Officer of
Detour Gold Corporation

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SCHEDULE “B”

TERM SHEET – DETOUR GOLD CORPORATION PRIVATE
PLACEMENT OF SUBSCRIPTION RECEIPTS

Issuer:	Detour Gold Corporation (“Detour” or the “Corporation”).

Issue:

2,500,000 subscription receipts (“Subscription Receipts”) entitling the holder to acquire upon exercise thereof 2,500,000 common shares of Detour (the “Shares”) on a private placement basis, representing approximately 25% of the Corporation’s outstanding common shares following the completion of this Private Placement Offering and the non-brokered private placement discussed below (assuming all subscription receipts issued pursuant to the brokered and non-brokered private placement were exercised). The Subscription Receipts will be automatically exercised into Shares at the closing of the Transaction (defined below) which will occur contemporaneously with closing of Detour’s initial public offering.

Contemporaneously with the completion of the Private Placement Offering, Detour intends to issue 2,500,000 Subscription Receipts entitling the holders to acquire upon exercise thereof 2,500,000 common shares at $2.00 per Subscription Receipt on a non-brokered private placement basis, without any participation of, or any fees payable to, Dundee Securities Corporation (“Dundee”).

Issue Price:	$2.00 per Subscription Receipt

Offering Size:	$5,000,000

The Transaction:

Pelangio Mines Inc. (“Pelangio”) and Detour entered into an asset purchase agreement dated August 21, 2006, as amended on September 21, 2006 and October 4, 2006 (the “Agreement”) for the purchase by Detour from Pelangio of the Detour Lake Property, including assets under option to Trade Winds Ventures Inc. (the “Property”), and subject to terms and conditions as summarized in news releases dated August 22, 2006 and September 22, 2006. The Agreement calls for the transfer to Detour of all of Pelangio’s interest in the Property, for total consideration of approximately $85,000,000, to be paid by Detour to Pelangio by way of a cash payment of $5,000,000, and 20,000,000 common shares of Detour, subject to adjustment in certain circumstances described in the Agreement (the “Transaction”). The conditions for closing the Transaction include, but are not limited to,

	1.	Regulatory approval; and

	2.	Pelangio Shareholders’ Approval by October 30, 2006 or such other date as is mutually agreed in writing by Detour and Pelangio (the “Pelangio Shareholders’ Approval”).

The Transaction is also conditional upon Detour raising a minimum of $10 million pursuant to a private placement financing and upon Detour issuing pursuant to its initial public offering a minimum of 5,000,000 shares and a maximum of 10,000,000 shares for minimum gross proceeds of $15,000,000 by January 30, 2007 or such other date as mutually agreed in writing by Detour and Pelangio.

Use of Proceeds:

The gross proceeds from the sale of Subscription Receipts shall be used (i) to make the necessary payments to Pelangio in connection with the Transaction, including, if necessary, payments of behalf of Pelangio (the “Property Cash Payments”) in connection with the Property pursuant to the Agreement, and to repay the $1,000,000 loan from Hunter Dickinson Inc. to Detour plus accrued interest (the “HDI Loan”) (ii) to fund incorporation expenses and necessary costs of the Transaction and the Private Placement Offering and (iii) for general working capital purposes.

Escrowed Proceeds:

At the Closing of the Private Placement Offering, 25% (being $1,250,000) of the gross proceeds of the Offering will be remitted to Detour at Closing. The balance (75% of the gross proceeds, being $3,750,000) shall be deposited in an escrow account (the “Escrowed Proceeds”) held by either (i) the Computershare Trust Company of Canada, in its capacity as subscription receipt agent, or such other trust company as may be acceptable to the Corporation and the Underwriter; or (ii) the Underwriter, in either case until the Pelangio Shareholders’ Approval has been obtained (currently Pelangio’s shareholders’ meeting is scheduled to occur on October 30, 2006).

1.

If the Agreement is terminated because Pelangio Shareholders’ Approval for the sale of the Property is not received, the Corporation shall remit to the holders of the Subscription Receipts, or in the case of (a) below the Subscription Receipt Agent or the Underwriter, as applicable, shall remit to the holders of all of the Subscription Receipts in exchange for the cancellation of such Subscription Receipts:

(a) $1.50 per Subscription Receipt plus an amount equal to a pro rata share of interest earned on the Escrowed Proceeds, which amount shall be a return of the Subscription Receipt holders’ subscription amount;

(b) a 1/5,000,000th share per Subscription Receipt of any unexpended cash proceeds held by Detour after deducting Property Cash Payments and repayment of the HDI Loan and any corporate expenses, legal fees, brokers commissions, excluding costs incurred by Hunter Dickinson Inc., and

(c) a 1/5,000,000th share per Subscription Receipt of any Pelangio common shares received by Detour pursuant to the Agreement or any cash proceeds from the sale thereof.

2.

If after Pelangio Shareholders’ Approval is obtained, the Agreement is terminated because the purchase of the Property does not occur by January 30, 2007, or such other date as is mutually agreed in writing by Detour and Pelangio, such date to be not later than April 30, 2007, the Corporation shall remit to the holders of all of the Subscription Receipts, in exchange for the cancellation of such Subscription Receipts:

(a) a 1/5,000,000th share per Subscription Receipt of any unexpended cash proceeds held by Detour after deducting Property Cash Payments and repayment of the HDI Loan and any corporate expenses, legal fees, and brokers commissions, and

(b) a 1/5,000,000th share per Subscription Receipt of any Pelangio common shares received by Detour pursuant to the Agreement or any cash proceeds from the sale thereof.

3.

If after Pelangio Shareholders’ Approval is obtained, the Agreement is terminated in the event of an Indirect Acquisition or a Property Acquisition (as defined in the Agreement) and the Termination Fee (as defined in the Agreement) is paid to the Corporation, a Subscription Receipt holder may elect to (i) receive $2.20 cash per Subscription Receipt (“Proceeds of Disposition”) in exchange for the cancellation of such holder’s Subscription Receipts, or (ii) exercise such Subscription Receipts to acquire one Share of the Corporation for each Subscription Receipt on the basis that the Corporation will remain a private corporation, with management mandated to seek and develop other investment opportunities.

A Subscriber who is a non-resident of Canada for the purposes of the Income Tax Act (Canada) (“ITA”) and who elects to receive Proceeds of Disposition shall obtain and deliver to the Corporation a certificate pursuant to subsection 116(2) of the ITA having a certificate amount not less than the Proceeds of Disposition. If a certificate is not so delivered prior to the time for payment of the Proceeds of Disposition, the Corporation shall be entitled to withhold 25% of the Proceeds of Disposition.

Listing:

The Corporation will use its reasonable commercial efforts to become a reporting issuer in all of the provinces of Canada other than Québec by filing a final prospectus that will result in the initial public offering (“IPO”) of common shares of the Corporation and to obtain a listing on the Toronto Stock Exchange or the TSX Venture Exchange by January 30, 2007 or such other date as mutually agreed in writing by Detour and Pelangio, such date to be not later than April 30, 2007.

Offering Jurisdictions:

Private placement to “accredited investors” in the provinces of British Columbia, Alberta and Ontario; in the United States pursuant to Rule 144A and/or Regulation D of the U.S. Securities Act of 1933, as amended; and offshore.

Form of Offering:	Bought, subject to a mutually acceptable Underwriting Agreement containing “disaster out”, “regulatory out” and “material adverse change out” clauses running to the Closing Date.

Resale Restriction:

Investors in this offering will be subject to a hold period that will extend until not later than the earlier of (i) four (4) months following the Corporation becoming a reporting issuer and (ii) the issuance of a receipt for a final prospectus for the IPO, provided that the date such receipt is issued is at least four (4) months after the distribution date.

Contractual Escrow:

Senior officers, directors, certain insiders and the founding shareholders of Detour will, as a condition of Closing of the Private Placement Offering, enter into a contractual escrow with Dundee with respect to all of their shares of Detour, which escrow will run for six (6) months from the completion of the IPO. The contractual escrow will be in addition to any regulatory escrow.

Expenses:	The Corporation will pay all reasonable fees and expenses incurred in connection with the Private Placement Offering, including the reasonable fees and expenses of Dundee’s counsel in excess of $40,000, and all reasonable out-of-pocket costs and expenses incurred by Dundee, whether or not the offering is completed.

Closing Pre-Conditions:	Prior to Closing, Dundee shall be provided with evidence of, and shall be satisfied that:

	1.	Dundee has received and had an opportunity to review a copy of the fairness opinion provided to the directors of Pelangio by IBK Capital Corporation.

2.

The Corporation shall (i) execute and deliver the standard documentation including an underwriting agreement and subscription agreements containing standard representations and warranties, covenants, indemnities, termination provisions and other provisions (ii) deliver standard legal opinions and (iii) comply with all applicable legal and regulatory requirements.

	3.	Dundee has received and had an opportunity to review all technical data as reasonably requested.

Underwriter:	Dundee Securities Corporation.

Underwriting Fee:	4% (not payable on the non-broker private placement described above under “Issue”).

Closing Date:	On or before October 16, 2006 or such other date as agreed upon by the Corporation and Dundee.

SCHEDULE “C”
UNDERWRITER’S CERTIFICATE (FOR U.S. OFFERING)

In connection with the private placement in the United States of Subscription Receipts of Detour Gold Corporation (the “Corporation”) pursuant to the Underwriting Agreement dated for reference October ___, 2006, among the Corporation and the Underwriter named therein (the “Underwriting Agreement”), the undersigned Underwriter and Dundee Securities Inc., as the U.S. Affiliate, do hereby certify as follows:

(a)        the Subscription Receipts have been offered and sold in the United States or to or for the benefit or account of U.S. Persons only through the U.S. Affiliate, which was on the dates of such offers and sales, and is on the date hereof, a duly registered broker or dealer pursuant to Section 15(b) of the 1934 Act and under the securities laws of each state in which such offers and sales were made (unless exempted from the respective state’s broker-dealer registration requirements) and was and is a member in good standing with the National Association of Securities Dealers, Inc.;

(b)        all offers and sales of Subscription Receipts in the United States or to or for the benefit or account of U.S. Persons have been effected through the U.S. Affiliate in accordance with all applicable federal and states laws and regulations governing the registration and conduct of securities brokers and dealers;

(c)        each offeree that was in the United States or for the benefit or account of a U.S. Person was provided with a copy of the Subscription Agreement relating to the offering of the Subscription Receipts;

(d)        immediately prior to transmitting the Subscription Agreement to such offerees, we had reasonable grounds to believe and did believe that each such offeree was a U.S. Accredited Investor and, on the date hereof, we have reasonable grounds to believe and do believe that each person in the United States and each U.S. Person that we have arranged to purchase Subscription Receipts from the Corporation is a U.S. Accredited Investor;

(e)        no form of general solicitation or general advertising (as those terms are used in Regulation D) was used by us, including any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Subscription Receipts in the United States;

(f)        the offering of the Subscription Receipts has been conducted in accordance with the terms of the Underwriting Agreement; and

(g)        prior to any sale of Subscription Receipts in the United States or to or for the benefit or account of a U.S. Person we caused the purchaser to execute a Subscription Agreement, including the Subscribers Representations, Warranties and Acknowledgements attached thereto.

Terms used in this certificate have the meanings given to them in the Underwriting Agreement unless otherwise defined herein.

Dated this ________ day of October, 2006.

DUNDEE SECURITIES CORPORATION		DUNDEE SECURITIES INC.

By:		By:
	David Anderson, Senior Vice		Robert Sellars
President & Director

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